EXHIBIT 2

BIOMIRA INC.

MATERIAL CHANGE REPORT

1.	Name and Address of Company

Biomira Inc. (“Biomira”)
2011 - 94 Street
Edmonton, Alberta T6N 1H1

2.	Date of Material Change

January 19, 2007

3.	News Release

Biomira issued a news release on Canada News Wire on January 22, 2007.

4.	Summary of Material Change

On January 22, 2007, Biomira announced that Eric E. Baker retired from the Company’s Board of Directors as of January 19, 2007.

5.	Full Description of Material Change

On January 22, 2007, Biomira announced that Eric E. Baker retired from the Company’s Board of Directors as of January 19, 2007.

Mr. Baker had been a member of the Board of Directors of Biomira since 1985 and served as Chairman until September 2006. He also served over the years as a member of various committees of the Board, including most recently, the Executive Compensation Committee.

6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

7.	Omitted Information

None.

8.	Executive Officer

The name and business telephone number of an executive officer of Biomira who is knowledgeable about this material change and this report and who may be contacted in connection with this report is:

Edward A. Taylor
Vice-President Finance & Administration
Biomira Inc.
2011 - 94 Street
Edmonton, Alberta T6N 1H1
Telephone: (780) 450-3761

9.	Date of Report

January 23, 2007

BIOMIRA INC.

By:	/s/ Edward A. Taylor

Edward A. Taylor
Vice-President Finance & Administration